77Q1 Copies of any material amendments to the registrant’s charter or by-laws;

(f)	Letters from the registrant and the independent accounts furnished pursuant to sub-items 77K and 77L are filed herewith.

77Q2;  Annual Supplement to the Form Containing Information Called for by Item 405 of Regulation S-K

(a)	Supplement to the Form Containing Information Called for by Item 405 of Regulation S-K of the registrant is filed herewith.